Exhibit 1(a)

[Translation]

ARTICLES OF INCORPORATION

OF

THE BANK OF TOKYO-MITSUBISHI UFJ, Ltd.

CHAPTER I.

GENERAL PROVISIONS

(Trade Name)

Article 1.

The Bank shall be called “Kabushiki Kaisha Mitsubishi-Tokyo UFJ Ginko” and shall be called in English “The Bank of Tokyo-Mitsubishi UFJ, Ltd.” (hereinafter referred to as the “Bank”).

(Purpose)

Article 2.

The purpose of the Bank shall be to engage in the following businesses:

1.	To accept deposits and installment savings, to extend loans, to discount bills and notes and to engage in exchange transactions;

2.	To guarantee obligations of others, to accept bills and notes and to engage in any other businesses incidental to the banking purposes listed in the preceding item 1;

3.	To underwrite, to conduct offerings for the subscription and sale of, to buy and sell, and to engage in any other businesses with respect to, government bonds, municipal bonds, government-guaranteed bonds and any other securities;

4.	To engage in, in addition to the businesses enumerated in all of the preceding items of this Article 2, all businesses that a bank is permitted to engage in under the Banking Law, the Secured Bonds Trust Law or any other applicable laws; and

5.	Any other matters incidental to or in connection with the businesses enumerated in all of the preceding items of this Article 2.

(Location of Head Office)

Article 3.

The Bank shall have its head office in Chiyoda-ku, Tokyo.

(Organization)

Article 4.

The Bank shall establish the following organizations in addition to general meeting of shareholders and directors:

1.	Board of Directors

2.	Corporate Auditors

3.	Board of Corporate Auditors; and

4.	Accounting Auditor.

(Method of Public Notice)

Article 5.

Public notices of the Bank shall be given in the Nihon Keizai Shimbun.

CHAPTER II.

SHARES

(Total Number of Shares Authorized to be Issued)

Article 6.

1.	The aggregate number of shares authorized to be issued by the Bank shall be fifteen billion three hundred fifty-seven million seven hundred thousand (15,357,700,000) shares.

2.	The aggregate number of each class shares authorized to be issued by the Bank shall be as set forth below:

Ordinary Shares:	Fifteen billion (15,000,000,000) shares

Class 2 Preferred Shares:	One hundred million (100,000,000) shares

Class 4 Preferred Shares:	Seventy-nine million seven hundred thousand (79,700,000) shares

Class 6 Preferred Shares:	One million (1,000,000) shares

Class 7 Preferred Shares:	One hundred seventy-seven million (177,000,000) shares

(Number of Shares of One (1) Unit (Tangen))

Article 7.

One thousand (1,000) shares shall constitute one (1) Unit (tangen) of shares of the Bank in respect of both Ordinary Shares and Preferred Shares.

(Non-issuance of Share Certificates)

Article 8.

The Bank shall not issue share certificates representing its issued shares.

(Share Transfer Agent)

Article 9.

1.	The Bank may appoint a share transfer agent for its shares.

2.	In the event that a share transfer agent is to be appointed, the share transfer agent and its handling office shall be designated by a resolution of the Board of Directors.

3.	In the event that a share transfer agent has been appointed, the establishment and retention of the register of shareholders and the register of stock acquisition rights of the Bank, and any other businesses with respect to the register of shareholders and the register of stock acquisition rights of the Bank shall be handled by the share transfer agent, not by the Bank.

(Share Handling Regulations)

Article 10.

Any handling with respect to shares and stock acquisition rights shall be governed by the Share Handling Regulations established by the Board of Directors in addition to laws and regulations, or these Articles of Incorporation.

CHAPTER III

PREFERRED SHARES

(Preferred Dividends)

Article 11.

1.	The Bank shall distribute cash dividends from surplus on Preferred Shares (hereinafter referred to as the “Preferred Dividends”) in such respective amount as prescribed below to the holders of Preferred Shares (hereinafter referred to as the “Preferred Shareholders”) or registered share pledgees who hold pledges over Preferred Shares (hereinafter referred to as the “Registered Preferred Share Pledgees”), whose names have been entered or recorded in the latest register of shareholders as of March 31 of each year, with priority over the holders of Ordinary Shares (hereinafter referred to as the “Ordinary Shareholders”) or registered share pledgees who hold pledges over Ordinary Shares (hereinafter referred to as the “Registered Ordinary Share pledgees”); provided, however, that in the event that the Preferred Interim Dividends provided for in Article 12 hereof have been paid in the relevant business year, the amount so paid shall be deducted accordingly from the amount of the Preferred Dividends set forth below for each relevant class of Preferred Shares.

Class 2 Preferred Shares:	sixty (60) yen per share per year

Class 4 Preferred Shares:	eighteen and six-tenths (18.60) yen per share per year

Class 6 Preferred Shares:	two hundred ten and nine-tenths (210.90) yen per share per year (provided, however, that the Preferred Dividends, the record date of which is March 31, 2008, shall be eighty and sixty-eight hundredths (80.68) yen per share)

Class 7 Preferred Shares:	one hundred fifteen (115) yen per share per year (provided, however, that the Preferred Dividends, the record date of which is March 31, 2009, shall be forty-three (43) yen per share)

2.	If the aggregate amount paid to a Preferred Shareholder or Registered Preferred Share Pledgee as cash dividends from surplus in any particular business year is less than the prescribed amount of the relevant Preferred Dividends, the unpaid amount shall not be carried over to nor cumulated in subsequent business years.

3.	The Bank shall not distribute any dividends from surplus to any Preferred Shareholder or Registered Preferred Share Pledgee in excess of the prescribed amount of the relevant Preferred Dividends except for the distribution from surplus in the process of the corporate split (kyushu-bunkatsu) pursuant to Article 758, Item 8 (b) or Article 760, Item 7 (b) of the Corporation Act, or the distribution from surplus in the process of the corporate split (shinsetsu-bunkatsu) pursuant to Article 763, Item 12 (b) or Article 765, Paragraph 1, Item 8 (b) of the said act.

(Preferred Interim Dividends)

Article 12.

In the event of payment of Interim Dividends provided for in Article 43 of these Articles, the Bank shall make a cash distribution from surplus (hereinafter referred to as the “Preferred Interim Dividends”) in such respective amount as prescribed below for each class of Preferred Shares to the Preferred Shareholders or Registered Preferred Share Pledgees with priority over the Ordinary Shareholders or Registered Ordinary Share Pledgees.

Class 2 Preferred Shares:	thirty (30) yen per share

Class 4 Preferred Shares:	nine and three-tenths (9.30) yen per share

Class 6 Preferred Shares:	one hundred five and forty-five hundredths (105.45) yen per share

Class 7 Preferred Shares:	fifty-seven and five-tenths (57.50) yen per share

(Distribution of Residual Assets)

Article 13.

1.	If the Bank distributes its residual assets in cash upon liquidation, the Bank shall pay cash to the Preferred Shareholders or Registered Preferred Share Pledgees with priority over the Ordinary Shareholders or Registered Ordinary Share Pledgees in such respective amount as prescribed below:

Class 2 Preferred Shares:	Two thousand five hundred (2,500) yen per share

Class 4 Preferred Shares:	Two thousand (2,000) yen per share

Class 6 Preferred Shares:	Five thousand seven hundred (5,700) yen per share

Class 7 Preferred Shares:	Two thousand five hundred (2,500) yen per share

2.	The Bank shall not make a distribution of residual assets other than as provided for in the preceding paragraph to the Preferred Shareholders or Registered Preferred Share Pledgees.

(Voting Rights)

Article 14.

Unless otherwise provided for by laws or regulations, the Preferred Shareholders shall not have voting rights at any general meeting of shareholders; provided, however, that the Preferred Shareholders shall have voting rights from (i) the commencement of an ordinary general meeting of shareholders in the event that no proposal for declaration of the Preferred Dividends to be paid to the Preferred Shareholders is submitted to such ordinary general meeting of shareholders or (ii) the close of an ordinary general meeting of shareholders in the event that such proposal is rejected at such ordinary general meeting of shareholders, until, in either case, a proposal for declaration of the Preferred Dividends to be paid to the Preferred Shareholders is approved at an ordinary general meeting of shareholders.

(Consolidation or Split of Preferred Shares and Rights to Be Allotted Shares, etc.)

Article 15.

1.	Unless otherwise provided for by laws or regulations, the Bank shall not consolidate or split any Preferred Shares.

2.	The Bank shall not grant the Preferred Shareholders any rights to be allotted shares or stock acquisition rights.

3.	The Bank shall not grant the Preferred Shareholders any rights for the free allotment of shares or stock acquisition rights.

(Provisions for Acquisition)

Article 16.

1.	In respect of Class 2 Preferred Shares, the Bank may, after issuance of such Preferred Shares and from (and including) February 22, 2010, acquire such Class 2 Preferred Shares, in whole or in part, in exchange for the amount of two thousand and five hundred (2,500) yen per one (1) Class 2 Preferred Share, on a certain date as separately determined by the Bank by a resolution of the Board of Directors after the issuance of such Class 2 Preferred Shares.

2.	In respect of Class 6 Preferred Shares, the Bank may, after issuance of Class 6 Preferred Shares and from (and including) November 13, 2012, acquire such Class 6 Preferred Shares, in whole or in part, in exchange for the amount of five thousand seven hundred (5,700) yen per one (1) Class 6 Preferred Share, on a certain date as separately determined by the Bank by a resolution of the Board of Directors after the issue of such Class 6 Preferred Shares.

3.	In respect of Class 7 Preferred Shares, the Bank may, after issuance of Class 7 Preferred Shares and from (and including) April 1, 2014, acquire such Class 7 Preferred Shares, in whole or in part, in exchange for the amount of two thousand five hundred (2,500) yen per one (1) Class 7 Preferred Share, on a certain date as separately determined by the Bank by a resolution of the Board of Directors after the issue of such Class 7 Preferred Shares.

4.	Partial acquisition shall be effected pro rata or in lot.

(Order of Priority)

Article 17.

All classes of Preferred Shares shall rank pari passu with each other in respect of the payment of Preferred Dividends and Preferred Interim Dividends and the distribution of residual assets.

(Prescription Period)

Article 18.

The provisions set forth in Article 44 of these Articles shall apply mutatis mutandis to the payment of Preferred Dividends and Preferred Interim Dividends.

CHAPTER IV.

GENERAL MEETING OF SHAREHOLDERS

(Convocation)

Article 19.

1.	An ordinary general meeting of shareholders shall be convened within three (3) months from the last day of each business year.

2.	An extraordinary general meeting of shareholders shall be convened whenever necessary.

(Chairman)

Article 20.

1.	The President of the Bank shall act as chairman of general meetings of shareholders.

2.	If the President is unable to act as such, one of the Deputy Presidents shall act as chairman in accordance with the order of priority previously determined by the Board of Directors. If any Deputy President is also unable to act as such, one of the Senior Managing Directors or Managing Directors shall act as chairman in accordance with the order of priority previously determined by the Board of Directors.

(Method of Resolution)

Article 21.

1.	Unless otherwise provided for by law or regulation or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by an affirmative vote of a majority of the voting rights of the shareholders in attendance that are entitled to vote.

2.	Resolutions of a general meeting of shareholders provided for in Article 309, Paragraph 2 of the Corporation Act and resolutions of a general meeting of shareholders for which the method of resolution provided for in the said Paragraph shall be applied mutatis mutandis pursuant to the Corporation Act and other laws and regulations shall be adopted by an affirmative vote of two-thirds (2/3) or more of the voting rights of the shareholders in attendance who hold in the aggregate not less than one-third (1/3) of the total number of voting rights of all shareholders who are entitled to vote.

(Voting by Proxy)

Article 22.

1.	Shareholders may exercise their voting rights at a general meeting of shareholders by appointing one (1) proxy who is one (1) shareholder of the Bank entitled to exercise its own voting rights at such meeting.

2.	In the case of the preceding paragraph, the shareholder or the proxy thereof shall submit to the Bank, for each general meeting of shareholders, a document evidencing authority of the proxy to act as such.

(General Meetings of Class Shareholders)

Article 23.

1.	The provisions of Articles 20 and 22 of these Articles shall apply mutatis mutandis to general meetings of class shareholders.

2.	The provisions of Article 21, Paragraph 1 of these Articles shall apply mutatis mutandis to the resolutions of general meetings of class shareholders made pursuant to Article 324, Paragraph 1 of the Corporation Act.

3.	The provisions of Article 21, Paragraph 2 of these Articles shall apply mutatis mutandis to the resolutions of general meetings of class shareholders made pursuant to Article 324, Paragraph 2 of the Corporation Act.

CHAPTER V.

DIRECTORS AND BOARD OF DIRECTORS

(Number of Directors and Method of Election)

Article 24.

1.	The Bank shall have not more than twenty (20) Directors, who shall be elected at a general meeting of shareholders.

2.	At the time of the election of Directors, there shall be in attendance shareholders who hold voting rights representing in the aggregate one-third (1/3) or more of the total number of voting rights of all shareholders who are entitled to vote, and no cumulative voting shall be made for the election of Directors.

(Term of Office)

Article 25.

The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders held in respect of the last business year ending one (1) year after their assumption of office.

(Representative Director and Directors with Executive Power)

Article 26.

1.	The Board of Directors shall, by resolution, elect Representative Director(s) from among the Directors.

2.	The Board of Directors shall, by resolution, appoint one (1) President and several Deputy Presidents from among the Directors.

3.	The Board of Directors may, by resolution, appoint several Senior Managing Directors and Managing Directors from among the Directors.

4.	The Board of Directors may, by resolution, appoint one (1) Chairman and Director and one (1) Deputy Chairman and Director from among the Directors.

(Duties of Directors with Executive Power)

Article 27.

1.	The President shall preside over and conduct the business affairs of the Bank.

2.	The Deputy Presidents shall assist the President in managing the business affairs of the Bank, and shall act as the President if the President is unable to act as such.

3.	The Senior Managing Directors and the Managing Directors shall assist the President and the Deputy Presidents in managing the day to day business affairs of the Bank, and shall act as the President and the Deputy Presidents if the President and the Deputy Presidents are unable to act as such.

(Board of Directors)

Article 28.

1.	The Board of Directors shall determine the management of the business affairs of the Bank, supervise the performance of duties of Directors and execute the business provided for by laws and regulations.

2.	Notice to convene a meeting of the Board of Directors shall be given to each Director and Corporate Auditor at least three (3) days prior to the date of such meeting.

3.	Unless otherwise provided for by law or regulation, resolutions of a meeting of the Board of Directors shall be adopted by an affirmative vote of a majority of the Directors entitled to vote who are present and in number constitute a majority of all of the Directors.

4.	With respect to the matters to be resolved by the Board of Directors, the Bank shall deem that such matters were approved by a resolution of the Board of Directors when all the Directors express their agreement in writing or by an electromagnetic device; provided, however, that this provision shall not apply when any Corporate Auditor expresses his/her objection to such matters.

(Limited Liability Agreement with Outside Director)

Article 29.

Pursuant to the provisions of Article 427, Paragraph 1 of the Corporation Act, the Bank may execute agreements with Outside Directors, which limit the liability of such Outside Directors arising from any act provided for in Article 423, Paragraph 1 of the Corporation Act; provided, however, that the limit of the liability under such agreements shall be the greater of an amount determined in advance which shall not be less than ten million (10,000,000) yen or the minimum liability amount prescribed by laws and regulations.

CHAPTER VI.

CORPORATE AUDITORS AND

BOARD OF CORPORATE AUDITORS

(Number of Corporate Auditors and Method of Election)

Article 30.

1.	The Bank shall have not more than eight (8) Corporate Auditors, who shall be elected at a general meeting of shareholders.

2.	At the time of the election of Corporate Auditors, there shall be in attendance shareholders who hold voting rights representing in the aggregate one-third (1/3) or more of the total number of voting rights of all shareholders who are entitled to vote.

(Full-time Corporate Auditors)

Article 31.

The Board of Corporate Auditors shall appoint several full-time Corporate Auditors from among the Corporate Auditors.

(Term of Office)

Article 32.

The term of office of Corporate Auditors shall expire at the close of the ordinary general meeting of shareholders held in respect of the last business year ending four (4) years after their assumption of office.

(Board of Corporate Auditors)

Article 33.

1.	The Board of Corporate Auditors shall determine matters concerning the performance of duties of Corporate Auditors and shall execute the business set out in laws and regulations; provided, however, that the Board of Corporate Auditors shall not interfere with the exercise by the Corporate Auditors of their power and authority.

2.	Notice to convene a meeting of the Board of Corporate Auditors shall be given to each Corporate Auditor at least three (3) days prior to the date of such meeting.

3.	Unless otherwise provided for by law or regulation, resolutions of a meeting of the Board of Corporate Auditors shall be adopted by an affirmative vote of a majority of the Corporate Auditors.

(Limited Liability Agreement with Outside Corporate Auditor)

Article 34.

Pursuant to the provisions of Article 427, Paragraph 1 of the Corporation Act, the Bank may execute agreements with Outside Corporate Auditors, limiting the liability of such Outside Corporate Auditors arising from any act provided for in Article 423, Paragraph 1 of the Corporation Act; provided, however, that the limit of the liability under such agreements shall be the greater of an amount determined in advance which shall not be less than ten million (10,000,000) yen or the minimum liability amount prescribed by laws and regulations.

CHAPTER VII.

ACCOUNTING AUDITOR

(Method of Election)

Article 35.

The Accounting Auditor shall be elected at a general meeting of shareholders.

(Term of Office)

Article 36.

1.	The term of office of the Accounting Auditor shall expire at the close of the ordinary general meeting of shareholders held in respect of the last business year ending one (1) year after his/her assumption of office.

2.	The Accounting Auditor shall be deemed to be reappointed at a general meeting of shareholders provided that there is no resolution to the contrary.

CHAPTER VIII.

TOKYO MITSUBISHI GINKO SAIKEN

(BANK OF TOKYO-MITSUBISHI DEBENTURES)

(Ground for Issuance)

Article 37.

The Bank may issue debentures in accordance with the approval of the Minister of Finance provided pursuant to the Financial Institutions Amalgamation and Conversion of Business Act.

(Name of Debentures)

Article 38.

Debentures to be issued by the Bank pursuant to the preceding Article 39 shall be called Tokyo Mitsubishi Ginko Saiken (Bank of Tokyo-Mitsubishi Debentures).

(Regulations Governing Bank of Tokyo-Mitsubishi Debentures)

Article 39.

The procedures concerning the conversion of bearer debenture certificates to registered debenture certificates and vice versa, the recordation of debentures held in trust, the delivery of new debenture certificates and/or new coupons, the registration of transfer of registered debentures, the registration of pledges on registered debentures, and any other handling and its fees with respect to debentures shall be governed by the Regulations Governing the Bank of Tokyo-Mitsubishi Debentures established by the Bank.

CHAPTER IX.

ACCOUNTS

(Business Year)

Article 40.

The business year of the Bank shall commence on April 1 of each year and end on March 31 of the following year.

(Acquisition of Own Shares)

Article 41.

Unless otherwise provided for by laws or regulations, the Bank may determine by a resolution of the Board of Directors to acquire its own shares by obtaining consent of the shareholders as provided for in Article 459, Paragraph 1, Item 1 of the Corporation Act.

(Year-End Dividends)

Article 42.

The Bank may distribute cash dividends from surplus to the shareholders or the registered share pledgees whose names have been entered or recorded in the latest register of shareholders as of March 31 of each year.

(Interim Dividends)

Article 43.

By a resolution of the Board of Directors, the Bank may distribute cash dividends from surplus pursuant to Article 454, Paragraph 5 of the Corporation Act (referred to as the “Interim Dividends” in these Articles of Incorporation) to the shareholders or registered share pledgees whose names have been entered or recorded in the latest register of shareholders as of September 30 of each year.

(Prescription Period)

Article 44.

The Bank shall be released from the obligation to pay dividends from surplus to particular shareholders after the lapse of five (5) full years from the date of commencement of payment thereof, where such shareholders have not accepted such payment.

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